UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 31, 2012

ModusLink Global Solutions, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35319	04-2921333
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

1601 Trapelo Road, Suite 170 Waltham, Massachusetts		02451
(Address of principal executive offices)		(Zip Code)

(781) 663-5000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On October 31, 2012, ModusLink Global Solutions, Inc. (the “Company”), and two of its domestic subsidiaries, ModusLink Corporation and ModusLink PTS, Inc. (collectively with the Company, the “Borrowers”), entered into a Credit Agreement (the “Credit Agreement”) with Wells Fargo Bank, National Association as lender and agent for the lenders party thereto (collectively, the “Lender”), whereby the Lender provided to the Borrowers a senior asset secured revolving credit facility up to an initial aggregate principal amount of $50,000,000 (the “Credit Facility”).

The Credit Facility replaces the $15.0 million revolving credit facility the Company and certain of its domestic subsidiaries had with Bank of America, N.A., Silicon Valley Bank and HSBC National Association, which expired by its terms on October 31, 2012.

The Credit Facility permits the Company to increase the aggregate principal amount by up to an additional $20,000,000 at the Borrowers’ request and at the discretion of Lender upon certain conditions being met. The Lender agreed, subject to the terms of the Credit Agreement, to make funds available for Borrowers’ use, from time to time, upon request of the Borrowers. The Borrowers can also decrease the size of the Credit Facility at their request, but not below the greater of $40,000,000 and the amount outstanding under the Credit Facility on that date.

The Credit Facility terminates on October 31, 2015. Each borrowing under the Credit Facility shall be comprised entirely of Base Rate loans, LIBOR rate loans, or letters of credit as the Borrowers may request.

Interest for loans under the Credit Facility will accrue at the Company’s option of (A) LIBOR plus 2.5% or (B) the Base Rate plus 1.5%. Base Rate is equal to the greatest of (i) Lender’s prime rate, (ii) Federal Funds Rate plus 0.5%, (iii) one month LIBOR plus 1% and (iv) 3.25%. LIBOR loans are available for 1, 2 or 3 month periods (or 6, 9 or 12 month periods with Lender approval). Interest is due and payable monthly for Base Rate loans or end of the relevant period for LIBOR rate loans (but not longer than every 3 months). The Credit Agreement includes a default interest rate of a 2% increase to all otherwise applicable interest rates. The Borrowers paid and agreed to customary fees.

In connection with the execution of the Credit Agreement, the Borrowers and their respective domestic subsidiaries (collectively with the Borrowers, the “Loan Parties”) entered into a Guaranty and Security Agreement pursuant to which the Loan Parties granted a first-priority security interest in substantially all of their assets to the Lender, and the Loan Parties (other than the Borrowers) agreed to guaranty all obligations of the Borrowers under the Credit Facility.

The Credit Agreement contains customary representations and warranties, and affirmative and negative covenants, including covenants that will limit the Borrowers’ ability to create liens, incur additional indebtedness, make investments, or dispose of assets or property. In addition, the Borrowers must maintain minimum EBITDA levels when (i) liquidity, as determined under the Credit Agreement, is below $40,000,000 on the last day of any month or below $35,000,000 any other time or (ii) excess availability is less than $20,000,000 at any time. The Borrowers’ payment obligations under the Credit Facility may be accelerated upon the occurrence of events of default, including the Borrowers’ failure to comply with the various covenants set forth in the Credit Agreement.

The Company may use amounts borrowed under the Credit Facility for the issuance of letters of credit and for general corporate and working capital purposes of the Borrowers. No amount is currently outstanding under the Credit Facility.

The foregoing descriptions of the Credit Agreement, the Guaranty and Security Agreement and the transactions contemplated therein and thereby, do not purport to be complete and are qualified in their entirety by reference to the full text of such agreements and instruments, which are filed as exhibits hereto and are incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Item 1.01 of this Current Report on Form 8-K is hereby incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

The exhibits listed in the Exhibit Index below are filed with this report.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ModusLink Global Solutions, Inc.

Date: November 1, 2012	By:	/s/ Steven G. Crane
Steven G. Crane
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Credit Agreement, dated as of October 31, 2012, by and among ModusLink Global Solutions, Inc., certain of its subsidiaries and Wells Fargo Bank, National Association

10.2	Guaranty and Security Agreement, dated as of October 31, 2012, by and among ModusLink Global Solutions, Inc. and certain of its subsidiaries and Wells Fargo Bank, National Association